UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Joseph R. Mallon Jr.
   80 Little Falls Road


   Fairfield, NJ 07004
2. Issuer Name and Ticker or Trading Symbol
   Measurement Specialties, Inc. (MSS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   06/00
5. If Amendment, Date of Original (Month/Year)
   06/19/00
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   and Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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
Common Stock                                  06/16/00    X        5,000         A  $3.5000      191,900        D  Direct
Common Stock                                  06/16/00    X        10,000        A  $4.8750      186,900        D  Direct
Common Stock                                  06/16/00    X        5,000         A  $4.0000      176,900        D  Direct
Common Stock                                  06/21/00    S        5,000         D  $32.0000     171,900        D  Direct
Common Stock                                  06/22/00    S        2,500         D  $31.8847     166,900        D  Direct
Common Stock                                  06/23/00    S        300           D  $32.0208     164,700        D  Direct
Common Stock                                  06/23/00    S        5,400         D  $31.9156     164,400        D  Direct
Common Stock                                  06/26/00    S        3,500         D  $32.0000     159,000	D  Direct
Common Stock                                  06/28/00    S        3,300         D  $31.8125     155,500        D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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
Incentive Stock Option (right  $4.8750         06/16/00       X                          10,000           04/27/96     04/27/01
to buy)
Incentive Stock Option (right  $4.8750                                                                    04/27/97     04/27/02
to buy)
Incentive Stock Option (right  $4.8750                                                                    04/27/98     04/27/03
to buy)
Incentive Stock Option (right  $4.8750                                                                    04/27/99     04/27/04
to buy)
Incentive Stock Option (right  $4.8750                                                                    04/27/00     04/27/05
to buy)
Non-Qualified Stock Option     $3.5000         06/16/00       X                          5,000            10/27/95     10/27/00
(right to buy)
Non-Qualified Stock Option     $4.0000         06/16/00       X                          5,000            06/19/96     06/19/01
(right to buy)
Non-Qualified Stock Option     $4.8750                                                                    04/27/96     04/27/01
(right to buy)
Non-Qualified Stock Option     $4.8750                                                                    04/27/97     04/27/02
(right to buy)
Non-Qualified Stock Option     $4.8750                                                                    04/27/98     04/27/03
(right to buy)
Non-Qualified Stock Option     $4.8750                                                                    04/27/99     04/27/04
(right to buy)
Non-Qualified Stock Option     $4.8750                                                                    04/27/00     04/27/05
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  06/16/00  Common Stock                   10,000                    10,512        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,512                    20,512        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,512                    20,512        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,512                    20,512        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,512                    20,512        D   Direct
to buy)
Non-Qualified Stock Option     06/16/00  Common Stock                   5,000                     0             D   Direct
(right to buy)
Non-Qualified Stock Option     06/16/00  Common Stock                   5,000                     0             D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   27,488                    27,488        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,488                     3,488         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,488                     3,488         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,488                     3,488         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,488                     3,488         D   Direct
(right to buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/S/ Joseph R. Mallon Jr.
DATE